Exhibit 10(aq)

RETIREMENT BENEFIT AGREEMENT

This Retirement Benefit Agreement (the “Agreement”) is made this 4th day of February, 2008, by and between Invacare Corporation, an Ohio corporation (the “Company” or “Invacare”) and A. Malachi Mixon III (the “Executive”).

     WITNESSETH

WHEREAS, Executive has served since 1979 as the Chief Executive Officer of the Company and has devoted many years of valuable service to the Company;

WHEREAS, on March 6, 2000, the Compensation, Management Development and Corporate Governance Committee (formerly, and hereafter in this Agreement, referred to as the “Compensation Committee”) of the Board of Directors of the Company received and reviewed a report from The Giles Organization, an independent compensation consultant, which described a retirement package for the Executive, as well as a proposed benefit equalization plan to compensate the Executive for his non-participation in certain then-existing plans maintained by the Company for the benefit of certain senior executives;

WHEREAS, in reliance on such report and subject to the satisfaction of the conditions described below, the Compensation Committee approved certain retirement benefits and a benefit equalization plan for Executive (the “Plan”); and

WHEREAS, certain of the provisions of the Plan have been completed and, in order to clarify the intent of the parties and avoid possible uncertainties, the Company and Executive desire to memorialize the remaining provisions of the Plan in this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is mutually acknowledged by Executive and the Company, the parties agree as follows:

1.            Executive Spending Account.

           (a)              In the event of Executive’s death prior to the termination of his full-time employment with the Company for any reason including, without limitation, his voluntary retirement (any such termination other than by death being hereafter referred to as the “Retirement”), the Company shall not be required to provide any spending account pursuant to this paragraph 1.

(b)            Upon Retirement, the Executive will be provided with a $1 million spending account from which he will be entitled to be reimbursed for expenses incurred by him, during the five calendar years following the date of Retirement, for: (i) office and clerical support; (ii) financial and estate planning; and (iii) such other reasonable out of-pocket expenses that Executive may incur in connection with providing consulting services requested by the Company pursuant to paragraph 5 below.  In no event shall the aggregate amount reimbursed to Executive pursuant to this paragraph 1(b) exceed $200,000 in any single calendar year (the “Annual Spending Account”).  Reimbursement under this paragraph 1(b) shall occur  on the last day of each calendar quarter during which Executive has submitted reasonable documentation for such expenses.

            (c)            Upon the end of each calendar year during which an Annual Spending Account is available under Section 1(b), any amount remaining in the Annual Spending Account for such year shall be promptly paid to Executive. In the event of Executive’s death at any time during the five calendar years following Retirement, the amount remaining in the Annual Spending Account for the year of Executive’s death plus the amounts of any Annual Spending Accounts for the balance of the five years remaining on the Company’s commitment shall be paid to such beneficiary or beneficiaries as Executive may designate pursuant to paragraph 13 below.

2.            Reimbursement of Other Expenses.  In addition to any amounts payable pursuant to paragraph 1 above, during the five-year period following Retirement (or, in the case of subparagraphs (b) and (c) below, following Retirement or Executive’s death), Executive shall be entitled to reimbursement for the following expenses:

(a)            The cost of private or first-class airfare for Executive up to a maximum of $30,000 per year during each of the five calendar years following the Executive’s Retirement;

(b)            Home security costs not to exceed $2000 per year for each of the five years; and

(c)            The annual premium cost for medical insurance (substantially similar to that maintained by the Company on behalf of Executive immediately prior to his Retirement or death) covering Executive and his spouse for each of the five years.

Reimbursement of the above expenses shall be made on the last day of each calendar quarter during which Executive has submitted reasonable documentation for such expenses.  In addition, during such five-year period, Executive shall continue to be eligible to participate, at the Company’s cost, in such personal umbrella insurance coverage and medical check-up benefit plans as may be maintained, from time to time, by the Company for its senior executives.  The benefits provided under subparagraphs 2(b) and 2(c) above shall be payable for five years commencing on the earlier of Retirement or Executive’s death and shall continue for the five-year period whether or not Executive survives for the entire period.  The benefits provided by paragraph 2(a) above and participation in the Company’s personal umbrella insurance coverage and medical check-up benefit plan shall not be payable if Executive dies prior to Retirement and, if otherwise payable, shall terminate in any event on the earlier to occur of Executive’s death or the expiration of five years after Retirement.

3.            Term; Change of Control.  The term of this Agreement shall begin on the date stated above and shall terminate at the end of the fifth calendar year following the Executive’s Retirement; provided, however, that this Agreement shall immediately terminate if, prior to Retirement:  (a) a Change of Control of the Company as defined in the Change of Control Agreement between Executive and the Company dated as of April 1, 2000, as the same may be amended or restated from time to time (“Change of Control Agreement”) occurs; and (b) Executive’s employment by the Company terminates at a time and under circumstances in which Executive becomes entitled to receive all of  the benefits provided by the Change of Control Agreement.

4.            Completed Portions of Plan.  The parties acknowledge and agree that (i) the “Company Contribution Offset” to the Company’s SERP plan (including any successor SERP plan) has been waived by the Company as contemplated by the action of the Compensation Committee on March 6, 2000, (ii) all other portions of the Plan contemplated by such Committee action (other than those described in paragraphs 1 and 2 above) have been completed, (iii) all applicable conditions have been satisfied and (iv) all vesting periods have run.

5.            Consulting Services.  During the five-year period commencing on the date of Retirement, Executive and the Company may enter into a consulting arrangement on terms mutually acceptable to each.  Executive agrees to negotiate in good faith the terms of any such arrangement.

6.            Successor to Invacare.  The Company shall not consolidate with or merge into or with any other corporation, or transfer all or substantially all of its assets to another corporation, unless such other corporation shall assume this Agreement in a signed writing and deliver a copy thereof to Executive.  Upon such assumption, the successor corporation shall become obligated to perform the obligations of the Company under this Agreement and the term “Company” as used in his Agreement shall be deemed to refer to such successor corporation.

7.            Notices.  Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by confirmed facsimile transmission (Chairman of the Board of the Company in the case of notices to the Company and to Executive in the case of notices to the Executive) or mailed by United States registered mail, return receipt requested, postage prepared, addressed as follows (or to such other address as may be specified in accordance herewith):

If to Company:

Invacare Corporation
One Invacare Way
P.O. Box 4028

Elyria, Ohio  44036
Attention:  Senior Vice President—Human Resources

If to Executive:

A. Malachi Mixon, III
[omitted]

8.            Post-Mortem Payments; Designation of Beneficiary.  In the event that, following the date of Retirement, the Executive is entitled to receive any payments pursuant to this Agreement and Executive dies, such payments shall be made to the Executive’s beneficiary designated hereunder.  At any time after the execution of this Agreement, the Executive may prepare, executive, and file with the Secretary of the Company a copy of the Designation of Beneficiary form attached to this Agreement as Exhibit A.  Executive shall thereafter be free to amend, alter or change such form; provided, however, that any such amendment, alteration or change shall be made by filing a new Designation o Beneficiary form with the Secretary of the Company.  In the event Executive fails to designate a beneficiary, following the death of Executive all payments of the amounts specified by this Agreement which would have been paid to the Executive’s designated beneficiary pursuant to this Agreement shall instead be paid to Executive’s spouse, if any, if she survives Executive or, if there is no spouse or she does not survive Executive, to Executive’s estate.

9.            Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Ohio, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ A. Malachi Mixon III                                                                                                INVACARE CORPORATION
A. Malachi Mixon III

APPROVED:                                                                                      By /s/ Joseph Usaj
               Senior Vice President--
/s/ James C. Boland                                                                                    Human Resources
Chairman, Compensation, Management
Development and Corporate Governance
Committee

Exhibit A
to Retirement Benefit Agreement

DESIGNATION OF BENEFICIARY

To:            Invacare Corporation
Attn:  Secretary

I, the undersigned, A. Malachi Mixon, III, am a party to a certain Retirement Benefit Agreement with Invacare Corporation, an Ohio corporation, dated as of February 4, 2008 (the “Agreement”).  Pursuant to the agreement, I have the right to designate a person or persons to receive, in the event of my death, any amounts that might become payable to me under the Agreement.  I hereby exercise this right and direct that, upon my death, any amounts payable to me under the Agreement shall be distributed in the proportions set forth below to the following person(s) if he, she or they survive me, namely:

Beneficiary	Relationship	Percent Share
Barbara Mixon	Wife	100%

If none of the above-designated person (s) survives me, any amounts payable under the Agreement shall be distributed to A. Malachi Mixon IV (50%) and Elizabeth Ewig (50%).

Any and all previous designations of beneficiary made by me are hereby revoked, and I hereby reserve the right to revoke this designation of beneficiary.

Date February 4, 2008	/s/ A. Malachi Mixon, III
A. Malachi Mixon, III